Exhibit 23.2

 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated November 25, 2016 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in Monmouth Real Estate Investment Corporation’s Annual Report on Form 10-K for the year ended September 30, 2016.

/s/ PKF O’Connor Davies, LLP

New York, New York

July 10, 2017

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